================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
                                     -------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
--------------------------------------------------------------------------------

                                          Commission File Number: 000-49740


                              SOLARA VENTURES, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

          Suite 1450, 409 Granville Street Vancouver, BC Canada V6C 1T2
          -------------------------------------------------------------
     (Address including zip code and telephone number, including area code, of registrant's principle executive offices)

                    6,557,389 Common Shares, $.001 Par Value
                    ----------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please  place  X  in  the  box(es)  to  designate  the   appropriate   rule
provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     [ ]              Rule 12h-3(b)(1)(i)
          Rule 12g-4(a)(1)(ii)    [X]              Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)     [ ]              Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)    [ ]              Rule 12h-3(b)(2)(ii)
                                                   Rule 15d-6

   Approximate time of holders of record as of certification or notice date: 143
                                                                            ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, Solara Ventures, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: January 6, 2003          By:             /Scott Morrice/
    -----------------             ----------------------------------------------
                                          Scott Morrice, President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under signature.